Exhibit (A)(5)(P)

Key word(s): Increased Offer for QIAGEN

Ad hoc Announcement according to Art. 17 Market Abuse Regulation

Thermo Fisher to increase cash consideration and lower Acceptance Threshold in Offer for all shares of QIAGEN N.V.

Venlo, The Netherlands, July 16, 2020 – QIAGEN N.V. (NYSE: QGEN; Frankfurt Prime Standard: QIA) (“QIAGEN” or the “Company”) announces that Thermo Fisher Scientific Inc. (NYSE: TMO, “Thermo Fisher”) and QIAGEN have entered into an amendment to the Business Combination Agreement in connection with the ongoing public tender offer (the “Offer”) to all QIAGEN shareholders for the acquisition of all issued ordinary shares of the Company.

According to the amended agreement, Quebec B.V., the wholly-owned subsidiary of Thermo Fisher making the public tender Offer, will increase the cash consideration offered per QIAGEN share from EUR 39.00 to EUR 43.00. Furthermore, Thermo Fisher and QIAGEN have agreed to lower the minimum acceptance threshold, which is a condition to the Offer, from 75% to 66.67% and a USD 95 million expense reimbursement payable by QIAGEN to Thermo Fisher if the minimum acceptance threshold is not met.

The Managing Board and the Supervisory Board of QIAGEN consider, under the terms of and subject to the conditions of the amended Business Combination Agreement, the Offer, as amended, and further transactions related to the Offer to be in the best interest of QIAGEN and its stakeholders (including its shareholders) and have re-affirmed their unanimous support and recommendation of the Offer for acceptance to QIAGEN’s shareholders.

An amendment to the Offer Document will be published by Quebec B.V. in accordance with the German Securities Acquisition and Takeover Act and Thermo Fisher and/or Quebec B.V. will file with the U.S. Securities and Exchange Commission (“SEC”) an amendment to the tender offer statement on Schedule TO. As a result of the amendment to the Offer Document, the acceptance period will be extended by two weeks until August 10, 2020, 24:00 hours (midnight) CEST (18:00 hours New York local time).

QIAGEN N.V.

Hulsterweg 82

5912 PL Venlo

The Netherlands

ISIN: NL0012169213

Frankfurt Stock Exchange, Regulated Market (Prime Standard)

Contacts QIAGEN N.V.:

John Gilardi, Tel: +49 2103 29 11711; john.gilardi@qiagen.com

Forward Looking Statement

Certain statements contained in this press release may be considered forward-looking statements within the meaning of Section 27A of the U.S. Securities Act of 1933, as amended, and Section 21E of the U.S. Securities Exchange Act of 1934, as amended. To the extent that any of the statements contained herein relating to the recommended offer by Thermo Fisher Scientific, Inc. and the expected benefits related to the proposed transaction are forward-looking, such statements are based on current expectations and assumptions that involve a number of uncertainties and risks. Such uncertainties and risks include, but are not limited to, risks associated with management of growth and international operations (including the effects of currency fluctuations, regulatory processes and dependence on logistics); variability of operating results and allocations between customer classes; the commercial development of markets for our products to customers in academia, pharma, applied testing and molecular diagnostics; changing relationships with customers, suppliers and strategic partners; competition; rapid or unexpected changes in technologies; fluctuations in demand for QIAGEN’s products (including fluctuations due to general economic conditions, the level and timing of customers’ funding, budgets and other factors); our ability to obtain regulatory approval of our products; difficulties in successfully adapting QIAGEN’s products to integrated solutions and producing such products; the ability of QIAGEN to identify and develop new products and to differentiate and protect our products from competitors’ products; market acceptance of QIAGEN’s new products and the integration of acquired technologies and businesses; actions of governments, global or regional economic developments, weather or transportation delays, natural disasters, political or public health crises, including the breadth and duration of the COVID-19 pandemic and its impact on the demand for our products and other aspects of our business, or other force majeure events; as well as the possibility that expected benefits related to recent or pending acquisitions, including the pending acquisition by Thermo Fisher Scientific Inc., may not materialize as expected; and the other factors discussed under the heading “Risk Factors” contained in Item 3 of our most recent Annual Report on Form 20-F. For further information, please refer to the discussions in reports that QIAGEN has filed with, or furnished to, the U.S. Securities and Exchange Commission (SEC).

Additional Information and Where to Find It

This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell any ordinary shares of QIAGEN or any other securities, nor is it a substitute for the tender offer materials that Thermo Fisher or its acquisition subsidiary file with the SEC and publish in Germany. The terms and conditions of the tender offer are published in, and the offer to purchase ordinary shares of QIAGEN is made only pursuant to, the offer document as permitted for publication by the German Federal Financial Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht) and related offer materials prepared by Thermo Fisher and its acquisition subsidiary. The offer document and related offer materials have been published in Germany and filed with the SEC in a tender offer statement on Schedule TO on May 18, 2020, as amended from time to time. QIAGEN has filed a solicitation/recommendation statement on Schedule 14D-9 with the SEC with respect to the tender offer on May 18, 2020, as amended from time to time; in addition, QIAGEN has published a document combining the recommendation statement pursuant to Sec. 27 of the German Securities Acquisition and Takeover Act (Wertpapiererwerbs- und Übernahmegesetz, “WpÜG”) and the position statement (gemotiveerde standpuntbepaling) pursuant to Section 18 and appendix G of the Dutch Decree on Public Takeovers (Besluit Openbare Biedingen). The offer document for the tender offer (in German and in English) containing the detailed terms and conditions of, and other information relating to, the tender offer, among other things, are published on the internet at https://corporate.thermofisher.com/en/offer.html.

Acceptance of the tender offer by shareholders that are resident outside Germany and the United States may be subject to further legal requirements. With respect to the acceptance of the tender offer outside Germany and the United States, no responsibility is assumed for the compliance with such legal requirements applicable in the respective jurisdiction.

THE TENDER OFFER MATERIALS (INCLUDING THE OFFER DOCUMENT, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS), THE SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 AND QIAGEN’S RECOMMENDATION STATEMENT PURSUANT TO SEC. 27 WPÜG AND POSITION STATEMENT (GEMOTIVEERDE STANDPUNTBEPALING) PURSUANT TO SECTION 18 AND APPENDIX G OF THE DUTCH DECREE ON PUBLIC TAKEOVERS (BESLUIT OPENBARE BIEDINGEN), AS THEY MAY BE AMENDED FROM TIME TO TIME, CONTAIN IMPORTANT INFORMATION. INVESTORS AND SHAREHOLDERS OF QIAGEN ARE URGED TO

READ THESE DOCUMENTS CAREFULLY BECAUSE THEY, AND NOT THIS DOCUMENT, GOVERN THE TERMS

AND CONDITIONS OF THE TENDER OFFER, AND BECAUSE THEY CONTAIN IMPORTANT INFORMATION THAT SUCH PERSONS SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR ORDINARY SHARES.

The tender offer materials, including the offer document and the related letter of transmittal and certain other tender offer documents, and the solicitation/recommendation statement and other documents filed with the SEC by Thermo Fisher or QIAGEN, may be obtained free of charge at the SEC’s website at www.sec.gov or at QIAGEN’s website at www.qiagen.com or by contacting QIAGEN’s investor relations department at 240-686-2222 or at Thermo Fisher’s website at www.thermofisher.com or by contacting Thermo Fisher’s investor relations department at 781-622-1111. In addition, Thermo Fisher’s tender offer statement and other documents filed with the SEC are available at https://ir.thermofisher.com/investors. Furthermore, copies of the offer document are also available free of charge by contacting D.F. King & Co., Inc., Thermo Fisher’s information agent for the tender offer.

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